Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form S-1 of Vroom, Inc. of our report dated March 12, 2020, except with respect to the matters which have removed the substantial doubt about the Company’s ability to continue as a going concern discussed in Note 2 under Liquidity and for the effects of the stock split discussed in Note 1, as to which the date is September 1, 2020, relating to the financial statements of Vroom, Inc., which appears in this Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

New York, New York

September 8, 2020